12/15/05

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

 EXCLUSIVE LICENSE AGREEMENT

for SKI’s technology

“SK1074 WT-1”
(S#10829)

TABLE OF CONTENTS

PREAMBLE
ARTICLES:
I	DEFINITIONS
II	GRANT
III	DUE DILIGENCE
IV	PAYMENTS
V	REPORTS AND RECORDS
VI	PATENT PROSECUTION
VII	INFRINGEMENT
VIII	PRODUCT LIABILITY
IX	EXPORT CONTROLS
X	NON-USE OF NAMES
XI	ASSIGNMENTS
XII	TERMINATION
XIII	PAYMENTS, NOTICES AND OTHER COMMUNICATIONS
XIV	MISCELLANEOUS PROVISIONS
XV	CONFIDENTIALITY

Exhibit A	PATENT RIGHTS

This Agreement is effective as of December 15, 2005, (the “Effective Date”), and is by and between Sloan-Kettering Institute for Cancer Research (hereinafter referred to as “SKI”), a New York membership corporation with principal offices at 1275 York Avenue, New York, New York 10021, and Innovive Pharmaceuticals, a corporation with principal offices located at 555 Madison Avenue, New York, New York 10022 (“LICENSEE”).

WITNESSETH

WHEREAS, SKI is the owner of certain Patent Rights (as later defined herein) and has the right to grant licenses under said Patent Rights; and

WHEREAS, SKI desires to have the Patent Rights utilized in the public interest and is willing to grant a license to its interest thereunder; and

WHEREAS, LICENSEE seeks to commercially develop the Patent Rights through a thorough, vigorous and diligent program of exploiting the Patent Rights whereby public utilization shall result therefrom; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1 “FDA” shall mean the United States Food and Drug Administration or any successor agency.

1.2 “Field of Use” shall mean the use of WT-1 polynucleotides and peptides, and mutants and derivatives thereof, and peptides, antibodies/tetramers and vaccines developed therefrom, for research and development and to treat, diagnose and prevent cancers and other diseases, disorders or conditions. The Field of Use shall exclude the use of bcr-abl oncogene polynucleotides and peptides, and mutants and derivatives thereof, and peptides, antibodies/tetramers and vaccines developed therefrom, for research and development and to treat, diagnose and prevent cancers and other diseases, disorders or conditions.

1.3 A “Licensed Process” shall mean any process which is covered in whole or in part by a Valid Claim contained in the Patent Rights in any country in which such process is practiced.

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1.4 A “Licensed Product” shall mean any product or part thereof made, leased, used or sold by or on behalf of LICENSEE which:

(a)	is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which any product or part thereof is made, leased, used or sold or into which it is imported; or
(b)	is manufactured by using a Licensed Process.

1.5 “LICENSEE” shall include Affiliates, that is, any person, firm, corporation or other entity controlling, controlled by, or under common control with a party hereto. The term “control” wherever used throughout this Agreement shall mean ownership, directly or indirectly, of more than 20% of the equity capital. With regard to SKI, “Affiliate” shall mean the Memorial Sloan-Kettering Cancer Center and the Memorial Hospital for Cancer and Allied Diseases.

1.6 “Net Sales” shall mean LICENSEE’s and its sublicensees’ billings for sales of Licensed Products or Licensed Processes produced hereunder less the sum of the following:

(a)	Discounts allowed in amounts customary in the trade, provided such discounts do not relate to unlicensed products or services;

(b)	Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
(c)	Outbound transportation prepaid or allowed and transportation insurance;
(d)	Packaging and freight charges;
(e)	Amounts allowed or credited on rejections or returns; and
(f)
Bad debts and uncollectible receivables provided that, in any calendar year, such deduction will not exceed [*] percent ([*]%) of the total billings for sales of Licensed Products and Licensed Processes sold in that year.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Licensed Products shall be considered “sold” when billed or invoiced. In the case of a sale of a Licensed Product or Licensed Process between or among LICENSEE and any of its Affiliates or sublicensees (a “transferee”) solely for further sale by such transferee, Net Sales shall be based on the further sale of such Licensed Product or Licensed Process by such transferee.

1.7 “Non-royalty Sublicense Income” shall mean income received in consideration for a sublicense of the Patent Rights other than royalties paid with respect to Net Sales of Licensed Products and Licensed Processes, including up-front license fees, milestones, and other consideration; provided, however that Non-royalty Sublicense Income shall not include payments received by LICENSEE in consideration for actually incurred and provable research and development costs or for an equity interest in or extension of credit to LICENSEE.

1.8 “Patent Rights” shall mean all of the following SKI intellectual property:

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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(a)	The United States and foreign patents and patent applications listed in Exhibit A;
(b)	United States and foreign patents issued from the applications listed in Exhibit A, and from divisionals and continuations of these applications;
(c)
claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to WT-1 specifically described in the U.S. and foreign patent applications listed in Exhibit A;

(d)	any renewals, reissues, re-examinations, substitutions or extensions of patents described in (a), (b), or (c), above.

1.9 “Royalty Year” shall mean each twelve month period commencing January 1 and ending December 31 during the term of this Agreement. For the first year of this Agreement, the Royalty Year shall be the period of time between the signing of the Agreement and December 31.

1.10 A “Valid Claim” shall mean a pending or issued and unexpired claim contained in the Patent Rights, so long as such claim shall not have been (i) finally rejected by the relevant patent office (if a pending claim) and such rejection can no longer be subject to proceedings of a court or other authority of competent jurisdiction, (ii) withdrawn, cancelled, disclaimed or irrevocably abandoned, or (iii) held to be invalid or unenforceable in an unappealable or unappealed decision of a court or other authority of competent jurisdiction.

ARTICLE II - GRANT

2.1 SKI hereby grants to LICENSEE an exclusive worldwide right and license under the Patent Rights in the Field of Use, including the right to sublicense, to make, have made, use, have used, lease, sell, have sold, offer to sell, import, and have imported Licensed Products and to use, practice or have practiced Licensed Processes until the Patent Rights expire, unless this Agreement is terminated before that time according to the terms hereof, and subject to the rights reserved or observed in Sections 2.2 and 7.6 below.

2.2 Notwithstanding any other provisions of this Agreement, it is agreed that SKI and its Affiliates shall retain the right to practice the licensed Patent Rights for its own academic, non-commercial teaching, research, and patient care activities. All rights reserved to the United States Government and others under 35 U.S.C. §200-212, as amended, shall remain and shall in no way be affected by this Agreement. Pursuant to the Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. §200-212, the government may impose certain requirements regarding such intellectual property, including but not limited to the requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States.

2.3 LICENSEE hereby agrees that every sublicensing agreement to which it shall be party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement describing the date upon which LICENSEE’S exclusive rights, privileges and license hereunder shall terminate.

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2.4 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to SKI of Article III, Sections 3.1 and 3.2, V, VII (if rights or obligations under this Article are given or delegated under the sublicense), VIII, IX, X, XI, XII, and XIV of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. LICENSEE further agrees to attach copies of these Articles to any sublicense agreements. Notwithstanding anything to the contrary herein, no sublicensee shall be bound by the obligations of 3.2 if said sublicensee is not engaged in the research and development of a Licensed Product. For illustration purposes only, if a sublicensee is engaged only in the manufacture of a Licensed Product, said sublicensee shall be not be obligated to submit the research and development plan mandated by Section 3.2.

2.5 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not included in the Patent Rights.

ARTICLE III - DUE DILIGENCE

3.1 LICENSEE and its sublicensees shall use reasonable commercial efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights as described in section 4.1 and as provided in the Plan (as defined below) attached hereto in exhibit B and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this Agreement.

3.2 In addition, LICENSEE shall adhere to the following milestones:

(a)
LICENSEE has delivered to SKI prior to the execution of this Agreement, its detailed business, research and development plan (the “Plan”) including, but not limited to, relevant schedules of capital investments needed to implement the plan, financial, equipment, facility plans, number and kind of personnel and time planned for each phase of development of the Patents Rights for a [*] year period, to the extent formed by LICENSEE. Similar reports shall be provided to SKI annually to relay update and status information on LICENSEE’s business, research and development progress, including projections of activity anticipated for the next reporting year. SKI shall maintain the Plan and reports in confidence in accordance with Article XV of this Agreement.

(b)
LICENSEE shall be responsible for diligently and promptly taking all commercially reasonable steps to secure all required and/or necessary governmental approvals to sell, exploit, or market any and all Licensed Products. LICENSEE shall advise SKI, through annual reports described in Section 3.2(a) above of its program of development for obtaining said approvals.

(c)	LICENSEE shall be responsible for diligently and promptly taking all commercially reasonable steps to:

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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(i)	Enroll the first patient in a Phase II clinical trial for a Licensed Product by [*];
(ii)	Enroll the first patient in a Pivotal clinical trial for a Licensed Product by [*];
(iii)	Obtain marketing approval for a Licensed Product within [*] of the Effective Date.

These milestones are based on the assumption that the last patient of the Phase I clinical trial for the first Licensed Product will be enrolled before the first anniversary of this Agreement. If the last patient enrolled in that Phase I clinical trial is delayed by a certain period of time, then each of the above dates for achieving the above milestones shall be extended by the same period of time. Such extensions of time also shall be incorporated into the Plan as provided under Section 3.2(a). In the event LICENSEE fails to reach any of the above milestones by the dates listed above (as may be extended by the previous sentence), and such failure is due to circumstances that LICENSEE could not have reasonably avoided, if LICENSEE has taken all commercially reasonable steps to meet such milestone, SKI and LICENSEE shall enter into good faith discussions and agree upon a reasonable extension for such milestone and any remaining milestones.

When and if any of these milestones are not met by the dates set forth above (or any extensions of such dates as may be made pursuant to the terms of this Section 3.2(c)), annual diligence payments are initiated starting at [*] U.S. dollars (U.S. $[*]), payable on the first anniversary of the date of the missed milestone, and growing annually by [*] U.S. dollars (U.S. $[*]) per year, with each subsequent payment due on each subsequent anniversary date, unless the milestone has been achieved before that subsequent anniversary date. Such payment shall not be considered as a milestone payment; consequently the annual maintenance fee shall be due that year as well. If any such annual diligence payment is due three (3) years in a row, SKI shall be entitled to terminate this agreement pursuant to article 12.1.2.

3.3  If LICENSEE fails to perform in accordance with Sections 3.1 above, or in accordance with Section 3.2, such failure shall be grounds for SKI to terminate this Agreement pursuant to Section 12.1.2 below.

3.4 LICENSEE shall have a Right to Reference Clinical IP, with SKI’s consent, which consent shall not be unreasonably withheld. For purposes of this Section 3.4, a “Right to Reference” shall mean the right to reference, cross-reference, have access to copies of, incorporate and use Clinical IP in any regulatory applications or filings, or for any research or development purpose in the Field of Use; “Clinical IP” shall mean:

(a)
all preclinical protocols, studies, data, results, study-related forms, materials and reports (biocompatibility studies, animal studies), and safety studies (if any) resulting from any preclinical of any Licensed Product in the Field of Use that was performed by or under the direction of Dr. Scheinberg prior to the Effective Date and which have been used to support SKI filing of Patent Rights; and

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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(b)
the IND and any unfiled applications, regarding any Licensed Product in the Field of Use that will be prepared or submitted by or under the direction of SKI within [*] of the Effective Date; and “IND” shall mean an Investigational New Drug Application filed with FDA. SKI shall provide LICENSEE with such waivers, cross reference letters, and/or other reasonable documentation as may be necessary or useful for the full exercise of any Right to Reference Clinical IP granted pursuant to this Section 3.4.

3.5  LICENSEE shall give good faith consideration to offering SKI an opportunity to participate in clinical trials of Licensed Products that are sponsored by LICENSEE; provided, however, that SKI shall not be obligated to participate in such clinical trials.

3.6  Each party shall fulfill its contractual duty of good faith and fair dealing under this Agreement, as required by law.

ARTICLE IV - PAYMENTS

4.1 For the rights, privileges and licenses granted hereunder, LICENSEE shall pay to SKI, in the manner hereinafter provided, until the end of the last to expire patent of the Patent Rights or until this Agreement shall be terminated as hereinafter provided, whichever occurs first:

(a)	A license issue fee of two hundred thousand U.S. dollars (U.S. $200,000), payable immediately upon the signing of this Agreement by both parties.

(b)	A royalty of [*] percent ([*]%) on the Net Sales by LICENSEE or any sublicensee of the Licensed Products or Licensed Processes.

(c)	A portion of Non-royalty Sublicense Income as follows:

(i)
[*] percent ([*]%) of Non-royalty Sublicense Income, if such sublicense is executed between the Effective Date of the Agreement and before the enrollment of the first patient into a Phase II clinical trial for a Licensed Product.

(ii)
[*] percent ([*]%) of Non-royalty Sublicense Income, if such sublicense is executed between the enrollment of the first patient into a Phase II clinical trial for a Licensed Product and before the enrollment of the first patient in a pivotal clinical trial.

(iii)
[*] percent ([*]%) of Non-Royalty Sublicense Income, if such sublicense is executed between the enrollment of the first patient in a pivotal clinical trial for a Licensed Product and FDA marketing approval for a Licensed Product in the U.S.

(iv)
[*] percent ([*]%) of Non-royalty Sublicense Income, if such sublicense is executed after FDA marketing approval for a Licensed Product in the U.S. For the purpose of this section 4.1.(c)(iv), Non-Royalty Sublicensee Income includes payments received by LICENSEE in consideration for past research and development costs.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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(d)	Milestone payments, whether such milestone is reached by Licensee or sublicensee, as follows:

(i)	[*] U.S. dollars (U.S. $[*]) upon enrollment of the first patient in a Phase II clinical trial.
(ii)	[*] U.S. dollars (U.S. $[*]) upon enrollment of the first patient in a Phase III clinical trial.
(iii)	[*] U.S. dollars (U.S. $[*]) upon FDA's acceptance of a New Drug Application (NDA) for an hematologic disorder, including myelodysplasia.

(iv)	[*] U.S. dollars (U.S. $[*]) upon obtaining FDA approval for marketing a Licensed Product in the U.S. for an hematologic disorder, including myelodysplasia.
(v)
[*] U.S. dollars (U.S. $[*]) upon  regulatory approval for marketing a Licensed Product in Europe, for each of the first three indications that is either an hematologic disorder, including myelodysplasia, or a major indication in human cancer.

(vi)
[*] U.S. dollars (U.S. $[*]) upon  regulatory approval for marketing a Licensed Product in Japan, for each of the first three indications that is either an hematologic disorder, including myelodysplasia, or a major indication in human cancer.

(vii)
[*] U.S. dollars (U.S. $[*]) upon  regulatory approval for marketing a Licensed Product in Australia, for each of the first three indications that is either an hematologic disorder, including myelodysplasia, or a major indication in human cancer.

(viii)	[*] U.S. dollars (U.S. $[*]) upon the FDA’s acceptance of a New Drug Application (NDA) for each of the first three major indications in human cancer.

For purposes of this Section 4.1, a major indication in human cancer shall mean an indication presenting similar commercial opportunities as breast cancer, ovarian cancer, lung cancer, or gastric cancer. Once LICENSEE has made any particular milestone payment under Section 4.1(d)(i)-(iv), LICENSEE will not be obligated to make any payment under Section 4.1~~(~~(d)(i)-(iv) with respect to the re-occurrence of the same milestone. Once LICENSEE has made any particular milestone payment under Section 4.1(d)(v)-(viii), LICENSEE will not be obligated to make any payment under Section 4.1(d)(v)-(viii) with respect to the re-occurrence of the same milestone for a different Licensed Product for the same indication. For example, if LICENSEE develops two Licensed Products that receive FDA approval for a hematologic disorder, LICENSEE would owe SKI only one $[*] milestone payment, which would be due upon FDA approval of the hematologic indication for the first of such Licensed Products.

For the avoidance of doubt, in the event LICENSEE achieves any of the foregoing milestones through a sublicensee, and the sublicense agreement with such sublicensee provides for a milestone payment for such milestone event, LICENSEE shall pay SKI the milestone payment as payable hereinabove and the amount payable by sublicensee for such milestone minus the milestone payment as hereinabove due, shall be included in Non-royalty Sublicense Income.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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(e) A non-creditable license maintenance fee of [*] U.S. dollars ($[*]) payable starting on the first anniversary of the License Agreement until the first commercial sale of a Licensed Product or Licensed Process. Such maintenance fee shall not be payable in years when a milestone is paid. For clarification, payment due under Section 3.2(c) shall not be considered as milestone payments.

(f) Annual minimum royalty payments:

(i) If a Licensed Product is approved and being sold for a solid tumor indication:

(x)	[*] U.S. Dollars (U.S. $[*]) on the first anniversary of the Licensed Product launch.

(y)	[*] U.S. dollars (U.S. $[*]) on the second anniversary of the Licensed Product launch.

(z)	[*] U.S. dollars (U.S. $[*]) on the third anniversary of the Licensed Product launch and annually thereafter.

(ii) If a Licensed Product is approved and being sold for a hematological indication:

(x)	[*] U.S. Dollars (U.S. $[*]) on the first anniversary of the Licensed Product launch.

(y)	[*] U.S. dollars (U.S. $[*]) on the second anniversary of the Licensed Product launch.

(z)	[*] U.S. dollars (U.S. $[*] on the third anniversary of the Licensed Product launch and annually thereafter.

For clarification, if Licensed Product is being sold both for a hematologic indication and for a solid tumor indication, the annual minimum payment due shall be the greater of the minimum annual royalty payments due under either (but not both of) subsection (i) or subsection (ii) above.
The minimum royalty payments shall be credited against the earned royalty on Net Sales payments required in Section 4.1(b) above for the same twelve (12) month period.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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(g) Patent expenses according to the terms of Article VI, to be paid within thirty (30) days after the receipt of an invoice.

4.2 If LICENSEE receives from sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicense under this Agreement, LICENSEE shall pay SKI royalty or other payments as required by Clause 4.1, based on the fair market value of such payment, unless SKI waives in writing such payment obligation.

4.3 No multiple royalties shall be payable because any Licensed Product, or its manufacture, use, lease, sale or importation; are or shall be covered by more than one of the Patent Rights licensed under this Agreement.

4.4 Payments shall be paid in United States dollars in New York, NY, or at such other place as SKI may reasonably designate consistent with the laws and regulations controlling in any foreign country, but not in any other currency. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate. Any cost associated with such conversion shall be borne by LICENSEE.

4.5 Interest

(a)
LICENSEE shall pay to SKI interest on any amounts not paid when due. Such interest will accrue from the fifteenth (15th) day after the payment was due at a rate [*] percent ([*]%) above the daily prime interest rate, as determined by The Chase Manhattan Bank (N.A.) or its successor entity, on each day the payment is delinquent, and the interest payment will be due and payable on the first day of each month after interest begins to accrue, until full payment of all amounts due SKI is made.

(b)	SKI’s rights to receive such interest payments shall be in addition to any other rights and remedies available to SKI.

(c)
If the interest rate required in this Subsection exceeds the legal rate in a jurisdiction where a claim for such interest is being asserted, the required interest rate shall be reduced, for such claim only, to the maximum interest rate allowable in the jurisdiction.

ARTICLE V - REPORTS AND RECORDS

5.1 LICENSEE shall keep, and shall require its Affiliates and sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to SKI hereunder. Said books and records shall be maintained for a period of no less than five (5) years following the period to which they pertain. For the term of this Agreement, upon reasonable written notice, LICENSEE shall allow SKI or its agents to inspect such books and records for the purpose of verifying LICENSEE’s royalty statement or compliance in other respects with this Agreement. Such inspections shall be during normal working hours of LICENSEE, at a time and date mutually agreed upon by the parties. There shall be no more than one inspection per calendar year. Should such inspection lead to the discovery of a discrepancy greater than [*] percent ([*]%) in reporting to SKI’s detriment, for any twelve (12) month period, LICENSEE agrees to pay the full cost of such inspection plus interest as stipulated in Section 4.5.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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5.2 LICENSEE, within thirty (30) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to SKI true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following, to be itemized per Licensed Product and Licensed Process:

(a)	Number of Licensed Products and Licensed Processes commercially used, manufactured and sold, rented or leased.
(b)
Total billings for Licensed Products and Licensed Processes commercially used, sold, rented or leased including detailed information like product names, country where it is manufactured, country where sold, average selling price, units sold, exchange rates used.

(c)	Deductions applicable as provided in Paragraph 1.6.
(d)	Total royalties due.
(e)	Names and addresses of all sublicensees of LICENSEE.
(f)	Total royalty income from all revenues subject to sublicensees’ royalties and such royalty income with respect to each sublicensee.
(g)
Total sublicensing fee income and detailed sublicensing fee income for each sublicense and a reasonably detailed calculation of any other amounts due hereunder, including in respect of sublicensing revenue making reference to the applicable sections of this Agreement.

Any such reports furnished by LICENSEE to SKI under this Section 5.2 shall be treated as Confidential Information pursuant to Article XV of this Agreement.

5.3 With each such report submitted, LICENSEE shall pay to SKI the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

5.4  Milestone payments shall be reported and paid within thirty (30) days after the achievement of a milestone event.

5.5  LICENSEE agrees to forward to SKI a copy of any and all fully executed sublicense agreements, and further agrees to timely forward to SKI a copy of such reports received by LICENSEE from its sublicensees during the preceding Royalty Year that are relevant to the calculation of sublicensing fee income and royalties on Net Sales. Any such agreements and reports furnished by LICENSEE to SKI under this Section 5.5 shall be treated as Confidential Information pursuant to Article XV of this Agreement.

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5.6  SKI shall ensure that any financial or other information obtained by SKI or its agents pursuant to this Article 5 shall be maintained in confidence in accordance with Article XV of this Agreement.

ARTICLE VI - PATENT PROSECUTION

6.1 Subject to Section 6.3, LICENSEE shall be responsible for and pay all past and future costs and expenses incurred by SKI for the preparation, filing, prosecution, issuance, and maintenance of the Patent Rights.

6.2 SKI shall diligently prosecute and maintain the Patent Rights in the United States and in such countries as are determined by SKI and agreed to by LICENSEE, using counsel of its choice.

LICENSEE shall have the opportunity to advise and cooperate with SKI in the selection of patent counsel. LICENSEE may request of SKI that responsibility for filing and prosecution of PATENT RIGHTS be transferred by SKI to counsel selected by LICENSEE, and SKI will grant such request, provided such counsel shall be reasonably acceptable to SKI.

6.3 If, at any time during the Term of this Agreement, LICENSEE does not wish to continue prosecution or maintenance of any patent application or patent contained in Patent Rights, it shall so advise SKI in writing and Exhibit A hereto shall be amended accordingly. LICENSEE shall have no further license to or under such patent application or patent, and therefore LICENSEE shall have no further royalty obligation to SKI, or obligation to pay patent expenses under Section 6.1, in respect of such patent or patent application.

6.4 Copies of Documents. With respect to any Patent Right, SKI shall, and shall instruct the patent counsel prosecuting such Patent Right to, promptly copy LICENSEE on all patent prosecution documents, submissions and correspondence, to keep LICENSEE fully informed of the progress of all patent applications and patents included in the Patent Rights, and to give LICENSEE reasonable opportunity prior to making such submission to comment on the type and scope of claims, the nature of supporting disclosures, and other material matters. LICENSEE’s advice and suggestions shall be reasonably considered by SKI and its patent counsel in connection with such applications. LICENSEE agrees to keep this documentation confidential.

ARTICLE VII - INFRINGEMENT

7.1 LICENSEE as the exclusive commercial user of the Patent Rights shall assume primary responsibility for using best commercially reasonable efforts to enforce the Patent Rights within relevant commercial markets in the Field of Use. In exercising these responsibilities, LICENSEE shall promptly contact alleged third party infringers in such markets and take all reasonable steps to persuade such third parties to desist from infringing the Patent Rights. LICENSEE shall have the first right to initiate and prosecute an infringement action, if necessary, or to defend a challenge to the validity of the Patent Rights. LICENSEE shall notify SKI of each instance of alleged infringement and shall keep SKI informed of all stages of Patent Rights enforcement. LICENSEE may use the name of SKI and join SKI as party plaintiff if, in the reasonable opinion of LICENSEE’S counsel, SKI is required to be named as a party to such action for standing or other purposes. All costs of any action to enforce the Patent Rights taken by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep any awarded damages derived therefrom, except that the excess of such recovery over such costs shall be considered as sublicensing revenues and be shared according to the terms of 4.1.c.. No settlement, consent judgment or other voluntary final disposition of a suit brought under Section 7.1 or 7.2 may be entered into without the prior written consent of SKI or LICENSEE, respectively, which consent shall not unreasonably be withheld.

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7.2 In the event LICENSEE becomes aware of unlicensed infringement of the Patent Rights, either through notice from SKI or by other means, and does not, within three (3) months (a) secure cessation of the infringement; or (b) enter suit against the infringer; or (c) provide SKI with evidence of pendency of a bona fide negotiation for sublicensing the infringer, then, thirty (30) days after giving written notice to LICENSEE, SKI shall have the right to sue for the infringement at SKI’s own expense, and to collect for its own use any damages, profits and awards of whatever nature that it may recover for such infringement.

7.3 Each party shall promptly notify the other in writing in the event that a third party shall bring a claim of infringement against SKI or LICENSEE, either in the United States or in any foreign country in which there are Patent Rights.

7.4 In the event LICENSEE is sued for patent infringement, threatened with such suit, or enjoined from exercising its license rights granted hereunder, LICENSEE may (i) terminate this Agreement according to Article XII; (ii) contest the action against it; or (iii) take no action with respect to the patent infringement, threat of such suit or enjoinment from the exercise of its license rights granted hereunder for a period of up to six months from the date on which LICENSEE learns of such patent infringement, except to provide written notice to SKI of its intention not to take any action with respect to such patent infringement. After the six (6) month period, SKI shall have the right, but not the obligation, to take such action as SKI deems appropriate with respect to such suit, threatened suit or enjoinment or terminate this Agreement. In any such action, LICENSEE shall be fully responsible for all its costs, including expenses, judgments and settlements, and shall be entitled to proceeds that it may recover, including judgments, settlements and awards, except that the excess of such recovery over such costs shall be considered as sublicensing revenues and be shared according to the terms of 4.1.c. SKI shall not be liable for any losses incurred as the result of an action for infringement brought against LICENSEE as the result of LICENSEE’s exercise of any rights granted under this Agreement. LICENSEE may not deduct, from payments due to SKI, any portion of its costs related to any judgment or settlement of such actions.

7.5 In any infringement suit as either party may institute to enforce the Patent Rights against third parties pursuant to this Agreement, or in any infringement action brought against either party by a third party, each party hereto shall, at the request and expense of the other party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

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7.6 The parties agree to allow non-profit research organizations to practice the Patent Rights solely for academic, non-commercial, non-clinical research purposes and such activity shall not constitute an infringement.

ARTICLE VIII - INDEMNIFICATION, PRODUCT LIABILITY

8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold SKI and its Affiliates, their Board of Managers, officers, employees and affiliates (each, an “Indemnitee”), harmless against all expenses, including legal expenses and reasonable attorneys~~’~~ fees, resulting from third party claims arising out of the death of or injury to any person or persons or out of any damage to property and against any other third party claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the development, production, manufacture, sale, use, lease, consumption or advertisement by LICENSEE or sublicensee of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of LICENSEE hereunder (collectively, “Losses”); provided, however, that the above indemnification shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the gross negligence, reckless misconduct or intentional misconduct of any Indemnitee or to a material breach by SKI of any representation, warranty or obligation under this Agreement. Where SKI intends to seek indemnification pursuant to the provisions of this Section 8.1, SKI shall promptly notify LICENSEE as to (i) the nature of the claim asserted and (ii) the commencement of any suit or proceeding brought to enforce any such claim.   A failure to promptly notify the LICENSEE of the foregoing shall serve to reduce the indemnity rights of the LICENSEE to the extent that such delay or failure to promptly notify the LICENSEE prejudiced the LICENSEE’s defense of the claim. Upon acknowledging the right to indemnity, the LICENSEE shall be entitled to assume and control the defense of any such suit or proceeding and the SKI shall reasonably cooperate with respect to such defense when possible. SKI may retain independent counsel in such proceedings, but LICENSEE shall not be liable for any legal expenses incurred by SKI for retaining such independent counsel attorney. However, Licensee shall be liable for reasonable out of pocket expenses incurred by SKI in connection with such defense.

8.2 For the term of this Agreement, upon the commencement of clinical use, production, sale, or transfer, whichever occurs first, of any Licensed Product or Licensed Process, LICENSEE shall obtain and carry in full force and effect general liability insurance which shall protect LICENSEE and SKI in regard to events covered by Section 8.1 above. Such insurance shall be written by a reputable insurance company, shall list SKI as an additional named insured thereunder, shall be endorsed to include liability coverage, and shall require thirty (30) days written notice to be given to SKI prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [*] dollars ($[*]) per occurrence with an annual aggregate of [*] dollars ($[*]) for personal injury, death or property damage. LICENSEE shall provide SKI with Certificates of Insurance evidencing the same.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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8.3  Except as otherwise expressly set forth in this Agreement, SKI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND ANY WARRANTY OF NON INFRINGEMENT.

8.4 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED UNDER SECTION 8.1, IN NO EVENT SHALL SKI OR LICENSEE OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL AND PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SKI OR LICENSEE SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

8.5  Intellectual Property. SKI represents that (i) SKI has the sole right to grant to LICENSEE the rights granted herein and the rights are unencumbered by any liens; (ii) to the best of its knowledge, SKI is not aware of any third party patents that would block the commercialization of Licensed Products or Licensed Processes; (iii) SKI has not received any notice, including written notice, alleging any infringement by SKI of any intellectual property rights of a third party in respect of the Patent Rights; and (iv) to the knowledge of SKI, the rights granted under this Agreement do not conflict with the rights granted by SKI to any third party.

8.6  SKI represents and warrants, to the best of its knowledge, and covenants that:

a)
SKI has disclosed to LICENSEE all potential and existing Patent Rights in the control of SKI or in control of a third party known to SKI which may be needed to commercialize any Licensed Product or Licensed Process;

b)
Exhibit A lists all patents and patent applications owned by SKI that cover the Licensed Product or Licensed Process, and SKI will during the term of this Agreement, promptly upon request, provide LICENSEE with an updated version of Exhibit A; and

c)	SKI is the exclusive owner of the patents and patent applications listed in Exhibit A as of the date hereof and has the sole and exclusive right
d)	to license the Patent Rights.
e)	There are no inventors of Patent Rights other than those listed as inventors on Exhibit A.

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ARTICLE IX - EXPORT CONTROLS

It is understood that SKI is subject to United States Laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. SKI neither represents that a license shall not be required nor that, if required, it shall be issued.

ARTICLE X - NON-USE OF NAMES

Neither party shall use the name of the other party or its Affiliates, nor any of their employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from the other party in each case.

ARTICLE XI - ASSIGNMENT

11.1 This Agreement may not be assigned by LICENSEE without prior written consent from SKI, which shall not be unreasonably withheld.

11.2 Notwithstanding the foregoing prohibition, LICENSEE may without SKI’s consent assign this Agreement to any entity that it may merge into, consolidate with, or transfer substantially all of its assets (“substantially” being EIGHTY PERCENT (80%) or more thereof) as an entirety, so long as the successor surviving corporation in any such merger, consolidation, transfer or reorganization assumes in writing the obligations of this Agreement. Such merger, consolidation, transfer or reorganization shall not in itself be a breach of this Article XI, nor be any default under this Agreement.

ARTICLE XII - TERMINATION

12.1 Subject to completion of any proceedings under Section 12.4, SKI may terminate this Agreement:

12.1.1
In the event any of the following occur, on thirty (30) days written notice to LICENSEE unless LICENSEE shall have remedied, if such remedy is possible, any such event prior to the expiration of the thirty (30) day period:

(a)
A petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for thirty (30) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE;

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(b)	LICENSEE fails to pay SKI license fees, royalties and patent expenses due and payable hereunder for more than thirty (30) days;

(c)	LICENSEE defaults in its obligations under Section 8.2 to procure and maintain insurance;

(d)
An examination pursuant to Section 5.1 shows an underreporting of Net Sales made by LICENSEE and an underpayment of royalties due and payable by LICENSEE on such Net Sales in excess of [*] % for any twelve (12) month period; or

(e)	LICENSEE is convicted of a felony relating to the manufacture, use, or sale of LICENSED PRODUCTS;

12.1.2
If LICENSEE materially breaches a provision of this Agreement, other than those occurrences set out in Sections 12.1.1 (a) - (e) hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Section 12.1.2, SKI shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by sixty (60) days~~’~~ notice to LICENSEE. Such termination shall become effective unless LICENSEE shall have cured any such breach prior to the expiration of the sixty (60) day period.

12.2 LICENSEE shall be entitled to terminate this Agreement upon sixty (60) days advance written notice to SKI, in the event of SKI’s material breach of any of the provisions of this Agreement, which breach is not cured (if capable of being cured) within this sixty (60) day period, or if conditions of Section 7.4 apply.  In addition to the foregoing, LICENSEE shall be entitled to terminate this Agreement with or without cause upon ninety (90) days advance written notice to SKI; provided that, if a patient has been enrolled for a Phase II clinical study for a Licensed Product, LICENSEE shall pay a termination fee of [*] U.S. dollars (U.S. $[*]). Upon termination, LICENSEE shall submit to SKI a final report, any royalty payments due, unreimbursed patent expenses due, and the license termination fee, if applicable.

12.3 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE must return to SKI all materials provided by SKI under this Agreement (including know-how, biological, chemical, FDA files, etc.) relating to Licensed Product, Licensed Processes, and the Patent Rights.  To the extent permitted by law, and subject to mutual agreement by the parties on reasonable confidentiality, indemnification and other provisions regarding transfer and use of the information, LICENSEE shall return to SKI, all FDA files relating to Licensed Products and Licensed Processes and SKI shall reimburse LICENSEE for costs incurred as a result of such transfer; provided, however, that, unless terminated under Sections 12.1.1 (a) - (e), LICENSEE shall have the right for six (6) months thereafter to dispose of all Licensed Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of Article IV and shall submit the related reports as required by Article V, as though this Agreement had not terminated.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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12.4 Other than any claim arising from LICENSEE’s failure to pay license fees or patent expenses due under the contract, any controversy or bona fide disputed claim arising between the parties to this Agreement, which dispute cannot be resolved by mutual agreement shall, by the election of either party, be resolved by submitting to dispute resolution before a fact-finding mediation body composed of one or more experts in the field, selected by mutual agreement within thirty (30) days of written request by either party. Said dispute resolution shall be held in New York at such place as shall be mutually agreed upon in writing by the parties. The fact-finding body shall determine who shall bear the cost of said resolution. In the event that the parties cannot mutually agree within said thirty (30) days on the dispute resolution body, the parties will go to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Nothing in this Section 12.4 shall prevent either party from seeking a pre-award attachment of assets or preliminary relief to enforce its rights in intellectual property or confidentiality obligations under this Agreement, or to enjoin any event that might cause irreparable injury, in a court of competent jurisdiction prior to an award on the merits by the mediation body or arbitrator.

12.5 In the event that this Agreement is terminated for any reason in one or more countries and a sublicense has been granted under this Agreement under any such license with respect to Licensed Product in such country, then such sublicense shall survive termination, provided however, that SKI may enter into an agreement directly with such sublicensee, said agreement having identical terms and conditions as those of the original sublicense agreement, respecting that the grant of any such sublicense by LICENSEE is limited by the terms and conditions of this Agreement.

12.6 Articles VIII, X, XV and Section 12.5 of this Agreement shall survive termination.

ARTICLE XIII - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given when delivered by courier or other means providing proof of delivery to such party at its address below or as it shall designate by written notice given to the other party:

In the case of SKI:

Sloan-Kettering Institute for Cancer Research
1275 York Avenue
New York, New York 10021
Attention: James S. Quirk
                   Senior Vice President
   Research Resources Management

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In the case of LICENSEE:

Innovive Pharmaceuticals
555 Madison Avenue
New York, New York 10022

Checks shall be made payable to Sloan-Kettering Institute for Cancer Research (Tax I.D. No. 13-1624182) with “Payment, Contract No. SK#10829” indicated on the check, and shall be forwarded to:

Memorial Sloan-Kettering Cancer Center
Office of Industrial Affairs
General Post Office Box
P. O. Box 27718
New York, New York 10087-27718

ARTICLE XIV - MISCELLANEOUS PROVISIONS

14.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.3 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

14.4 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

14.5 This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts shall together constitute but one and the same agreement.

14.6 Force Majeure. Neither party shall be responsible for delays resulting from causes beyond the reasonable control of such party (a “Force Majeure Event”), including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with best reasonable dispatch whenever such causes are removed.

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ARTICLE XV - CONFIDENTIALITY

15.1 The Company and Licensor agree that they will not use the information marked confidential (“Confidential Information”) for any purpose unrelated to this Agreement, and will hold it in confidence during the term of this Agreement and for a period of [*] years after the termination or expiration date of this Agreement. The Company and Licensor shall exercise with respect to such the Confidential Information the same degree of care as the parties exercise with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company and Licensor are bound by pursuant to this Agreement). However, such undertaking of confidentiality by the parties shall not apply to any information or data which:

15.1.1 The receiving party receives at any time from a third-party lawfully in possession of same and having the right to disclose same.

15.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the receiving party.

15.1.3 Is independently developed by the receiving party as demonstrated by written evidence without reference to information disclosed to the receiving party.

15.1.4 Is disclosed pursuant to the prior written approval of the disclosing party.

15.1.5 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the disclosing party and the disclosing party has agreed to such disclosure in writing or has exhausted its right to contest such disclosure.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
20/23

IN WITNESS WHEREOF, authorized representatives of the parties have signed and dated this Agreement below.

Sloan-Kettering Institute for Cancer Research	Innovive Pharmaceuticals

By:	By:
James S. Quirk Senior Vice President Research Resources Management	Steven Kelly President and Chief Executive Officer

Date:	Date:

21/23

EXHIBIT A

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
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EXHIBITB
The Plan

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.
23/23